NSAR ITEM 77O
January 1, 2004 - June 30, 2004
Van Kampen Emerging Markets Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From         shares    underwriting Purchase
    1  Indian Petrochemicals   Kotak Mahindra  17,000     0.024%     03/01/04
              Corporation        Capital

    2    Oil and Natural Gas  Kotak Mahindra    6,900     0.005%     03/23/04
              Corporation         Capital

    3  China Mengniu Dairy     BNP Paribas      58,000     0.017%    06/07/04
             Company Ltd         Peregrine

    4   Ping An Insurance   Goldman Sachs Asia 676,000     0.049%    06/18/04
           Company of China Ltd
    5   Gol Linhas Aereas      Merrill Lynch    10,900     0.033%    06/24/04
             Intel ADR

Participating Underwriters for #1
Kotak Mahindra Capital Company Ltd.
SBI Capital Markets Ltd.
JM Morgan Stanley Private Ltd.

Participating Underwriters #2
JM Morgan Stanley Pvt. Ltd.
DSP Merrill Lynch Ltd.
Kotak Mahindra Capital Company Ltd

Participating Underwriters #3
BNP Paribas Peregrine
Morgan Stanley
Cazenove Asia Limited
China International Capital Corporation (Hong Kong) Limited
Daiwa Securities SMBC Hong Kong Limited
UOB Kay Hian (Hong Kong) Limited
China Everbright Capital Limited

Participating Underwriters #4
BOC International
Goldman Sachs (Asia) L.L.C.
The Hongkong and Shanghai Banking Corporation Limited
Morgan Stanley
BNP Paribas Peregrine Capital Limited
Celestial Capital Limited
CM-CCS Securities Limited
DBS Asia Capital Limited
First Shanghai Securities Limited
Guotai Junan Securities (Hong Kong) Limited
KGI Capital Asia Limited
Oriental Patron Asia Limited
Tai Fook Securities Company LImited



Participating Underwriters #5
Morgan Stanley
Merrill Lynch & Co.
JPMorgan
Raymond James
UBS Investment Bank